Exhibit 10.1

CONSULTING AGREEMENT

     This Consulting Agreement is entered into this 3rd day of January, 2005, by and between ARI Network Services, Inc. (“ARI”), having its principal place of business at 11425 W Lake Park Dr., Milwaukee, WI  53224 and Ascent Partners, Inc., Ted Feierstein, Managing Director, having a principal place of business at 10936 N. Port Washington Road, Mequon, WI   53092 (“Consultant”).

1.

PERFORMANCE BY CONSULTANT

Consultant agrees to provide consulting services to ARI’s as approved by the ARI Board of Directors.

2.

PAYMENT FOR SERVICES

a.

Fees, Price Protection.  ARI agrees to pay the amounts as listed in Exhibit A to the Consultant for the Services performed by Consultant.  Should either ARI or Consultant request changes to this rate or other terms of this Agreement, any such additions or changes will be mutually agreed to in writing and executed by the authorized representatives executing this Agreement.  Such agreed upon terms shall become a part of this Agreement, as amended.

b.

Out of Pocket Expenses.  Consultant shall be reimbursed for all reasonable, ordinary and necessary travel expenses pre-approved that are incurred by Consultant while performing Services on behalf of ARI.

3.

OBLIGATIONS OF CONSULTANT.

a.

 Consultant will work closely with ARI marketing and sales functions to attain the objectives outlined in Exhibit A.

b.

Consultations, Reports.  Consultant agrees to make himself available for monthly meetings to review the progress of all work under this Agreement.  If requested by ARI, Consultant also shall prepare and submit to ARI each month a written report setting forth the status of such work in a format to be mutually agreed upon by Consultant and ARI.

4.

OBLIGATIONS OF ARI.

ARI agrees to make available on a limited basis to Consultant, upon reasonable notice, ARI marketing and sales to assist Consultant to complete the Services.

5.

RIGHTS IN DATA AND WORKS

a.

Ownership.  Consultant agrees that ARI is the exclusive owner of all right, title and interest in materials, financial models and all documentation related to such services and all related materials that are used by, developed for, or paid for by ARI in connection with the performance of any Services provided by Consultant before or after the date set forth above.

b.

Proprietary Rights.  In no way limiting Section 5.a. above, Consultant agrees that all copyrights and other proprietary rights, including, but not limited to, all patents, trademarks, moral rights, trade secrets rights with respect to any work including any inventions, discoveries, concepts, ideas or information conceived by Consultant with respect to the computer programs, files, documentation, and related materials (“Proprietary Rights”) that are paid for by ARI or designed or developed by Consultant in connection with this Agreement, are works-for-hire.  ARI shall be considered as the author and owner of the Proprietary Rights under the U.S. Copyright laws.

c.

Assignment.  Notwithstanding the foregoing, Consultant agrees to assign and does hereby assign to ARI, its successors and/or assigns, all right title and interest in all copyrights and other proprietary rights, including, but not limited to, all patents, trademarks, moral rights, trade secrets rights with respect to any work including any inventions, discoveries, concepts, ideas or information conceived by Consultant with respect to the computer programs, files, documentation, and related materials (“Proprietary Rights”) that are paid for by ARI or designed or developed by Consultant in connection with this Agreement, including the right to invoke the benefit of the right of priority provided by the International Convention which may hereafter be substituted for it and to invoke and claim such right or priority  without further written or oral authorization, which during the term of this Agreement, Consultant has made or conceived or hereafter may make or conceive, whether solely or jointly with others.  All such inventions, improvements, and developments shall automatically be deemed to become the property of ARI immediately as soon as made or conceived.  The obligation to assign the rights to such inventions shall survive the discontinuance or termination of this Agreement.

d.

Access.  ARI shall have unrestricted access to all computer media containing ARI data from time to time in connection with the performance of the Services.  Consultant, at the request of ARI, promptly shall deliver to ARI all computer programs, including, but not limited to,  source code, files, media, documentation and related materials, concerning any Services provided by Consultant before or after the date of this Agreement.

6.

RECRUITMENT.

During the term of this Agreement and for the one hundred eighty (180) day period immediately following the period for which a Consultant last performed services for ARI under this Agreement, Consultant shall not, directly or indirectly, for itself, or on behalf of any other person, firm, corporation or other entity, whether as principal, agent, employee, or otherwise, solicit participate in or promote the solicitation of employees who are currently employed (or were employed in the last six (6) months) by ARI or hire or engage such employee (or former employee), without ARI’s prior written consent.

7.

WARRANTIES

Consultant warrants the following with respect to Services performed:

a.

Compliance with Specifications.  Consultant’s documentation, computer programs, files, and all other work product, including, but not limited to, software applications designed, modified, enhanced, or developed under this Agreement, will be meet the agreed upon criteria set forth in the presentation to the ARI Board of Directors.  In the event of a breach of this Section 7(a), Consultant agrees that ARI shall have the right to pursue any and all available remedies, including, but not limited to those enumerated in Section 11 of this Agreement.

b.

Non-Infringement of Third Party Rights.  Consultant warrants that the documentation and any other materials provided under this Agreement including computer programs will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright or patent rights.  In the event of a breach of this Section 7(b), Consultant agrees that ARI shall have the right to pursue any and all available remedies, including, but not limited to those enumerated in Sections 10 and 11 of this Agreement.

8.

TERM AND TERMINATION

a.

Commencement and Renewal.  This Agreement shall commence on the date set forth above and continue until such time as the Consultant delivers the above stated requirements. This Agreement may be terminated by either party upon thirty (30) days prior written notice.

b.

Termination

i)

In General.  This Agreement may be immediately terminated by either party upon written notice if the other party breaches any material term or condition of the Agreement and such breach remains uncorrected for fifteen (15) days following written notice from the non-breaching party specifying the breach.  This Agreement may also be terminated by either party at any time in the event the other party terminates or suspends its business, becomes subject to any bankruptcy or insolvency proceeding under Federal or State statute, or becomes subject to direct control by a trustee or similar authority.

ii)

By ARI.  If at any time after the commencement of the Services, ARI, in its judgment, determines that such Services are no longer required, ARI may terminate this Agreement by providing thirty (30) days written notice to Consultant.

iii)

Obligations Upon Termination.  Upon termination of this Agreement, Consultant shall promptly return to ARI all documents, notes, computer programs, files, documentation, media related material and any other material that, pursuant to Section 5 above, is owned by ARI.  Expiration or termination of this Agreement shall not relieve Consultant of its obligations under any Section of this Agreement.

9.

CONFIDENTIAL INFORMATION

a.

Non-Disclosure.  Consultant agrees not to use, copy, assign, market, transfer, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of ARI except and only to the extent necessary to perform under this Agreement.  Consultant agrees to secure and protect ARI’s Confidential Information in a manner consistent with the maintenance of Consultant’s own confidential and proprietary rights and to take appropriate action by instruction or agreement with its employees, consultants or other agents who are permitted access to ARI’s Confidential Information to satisfy its obligations under this Section.

b.

Definition.  “Confidential Information” means ARI’s information, not generally known by non-party personnel, used by ARI and which is proprietary to ARI or the disclosure of which would be detrimental to ARI.  Confidential Information includes, but is not limited to, the following types of information (whether or not reduced to writing or designated as confidential):

i)

work product resulting from or related to Services performed under this Agreement;

ii)

ARI’s computer software, including documentation and any source or object code of ARI disclosed or delivered to Consultant;

iii)

ARI’s internal personnel, financial, marketing and other business information and manner and method of conducting business;

iv)

ARI’s strategic, operations and other business plans and forecasts;

v)

confidential information provided by or regarding ARI’s employees, customers, potential customers, suppliers, subcontractors, vendors and other contractors; and

vi)

the existence of a contractual relationship between the parties.

c.

Confidentiality Agreement with Contract Employees.  All employees who perform Services for ARI shall sign a confidentiality agreement in a form approved by ARI.

10.

INDEMNIFICATION.

Consultant agrees to indemnify and shall hold harmless (including payment of reasonable attorneys’ fees) ARI, its corporate affiliates, and any employee or agent thereof (each of the foregoing being hereafter referred to individually as “Indemnified Party”) against all liability to third parties (other than liability solely the fault of the Indemnified Party) arising from or in connection with the performance of Services under this Agreement.  Consultant’s obligation to indemnify any Indemnified Party will survive the expiration or termination of this Agreement by either party for any reason.  Consultant, at its sole expense and at ARI’s sole option, shall conduct the defense or settlement of any such third party action, including, but not limited to, all suits, proceedings and claims for infringement or alleged infringement of any patent, copyright, trade secret or other proprietary right of any third party and arising out of the acquisition, or use by ARI of any Services, software, materials, equipment, combination, concepts, information or process designed, procured or delivered by Consultant pursuant  to or in connection with this Agreement.  In the event ARI elects to conduct the defense or settlement of any third party action, Consultant shall reimburse ARI for any and all costs and expenses associated with such defense or settlement, including reasonable attorneys’ fees.

11.

INJUNCTIVE RELIEF.

It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by Consultant of this Agreement and that any such breach by Consultant will cause ARI great and irreparable injury and damage.  Accordingly, Consultant agrees that ARI shall be entitled, without waiving any additional rights or remedies otherwise available to ARI at law or in equity or by statute, to injunctive and other equitable relief, including specific performance, in the event of a breach or intended or threatened breach by Consultant.

12.

ASSIGNMENT

a.

Consent Required.  Consultant shall not assign or subcontract the whole or any part of this Agreement without ARI’s prior written consent.

b.

Subcontracting.  Any subcontract made by Consultant with the consent of ARI shall incorporate by reference all the terms of this Agreement.  Consultant agrees to guarantee the performance of any subcontractor used in performance of the Services.

13.

OTHER PROVISIONS

a.

Status as Independent Contractor.  Consultant and ARI are contractors independent of one another and neither party’s employees will be considered employees of the other party for any purpose.  This Agreement does not create a joint venture or partnership, and neither party has the authority to bind the other party to any third party.  Any personnel supplied by Consultant hereunder are not ARI’s employees or agents and Consultant assumes full responsibility for their acts.  Consultant shall be solely responsible for the payment of compensation of the personnel hired by Consultant and such personnel shall be informed that they are not entitled to any of ARI’s benefits.  Consultant is responsible for the payment of all worker’s compensation, disability benefits and unemployment insurance and for withholding and paying employment taxes for such personnel.

b.

Applicable Law and Forum.  This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin without regard to its conflicts of laws or principles thereof.

c.

Waiver.  No waiver by ARI of any breach by Consultant of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof.  No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

d.

Entire Agreement.  This Agreement constitutes the entire agreement between Consultant and ARI.

e.

Modifications.  No modification of this Agreement shall be effective unless in writing and signed by both parties.

f.

Severability.  If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted, and the remaining provisions shall not be affected in any way.

IN WITNESS WHEREOF, and in acknowledgment that the parties hereto have read and understood each and every provision hereof, the parties have executed this Agreement on the date first set forth above.

Dated this 3rd day of January, 2005

ARI Network Services, Inc.	Ascent Partners, Inc.

/s/ Tim Sherlock	/s/ Ted Feierstein
Signature	Signature
Tim Sherlock	Ted Feierstein
Print Name	Print Name
CFO	President
Title	Title

Exhibit A

December 23, 2004

PERSONAL & CONFIDENTIAL

Mr. Brian Dearing, Chairman and Chief Executive Officer

ARI

11425 West Lake Park Drive

Milwaukee, WI 53224

Dear Brian,

This email serves as a proposal for me/Ascent Partners to provide senior-level business planning/strategy/execution services to ARI as relates to the contemplated Galactica-Dealer Marketing Services offerings.

Much progress has been made getting our arms around the "Be the dealers marketing department" value proposition. While the early feedback suggests that there exists a large and under-served market for providing outsourced technology-enabled marketing services (such as WebsiteSmart and direct marketing via mail, email, phone?) on behalf of ARI's 000's of outdoor power and power sports dealers, as we (you, Dave, John, Jeff and I) have discussed, much work needs to be done to determine how ARI can actually build a profitable business around this value proposition. One of the key obstacles to determining the answer to that question is a shortage of personnel – Dave, Jeff and others have to focus on their primary objectives at the expense of Galactica initiatives.

Having been, in effect, a co-author along with you and John, of the original Galactica value propositions and given my ongoing participation in the twice-monthly status meetings, I am familiar with the breadth and depth of the issues. In addition, technology-enabled business services have become a new mainstay for the VC community as software, the Internet, outsourcing and domain-specific business processes have converged. These factors are present at a number of Prism Fund portfolio companies including two that I am intimately involved with; SecurePipe (technology-enabled outsourced managed security for the SME market) and Fieldglass (technology-enabled services procurement for the F1000). Related to these company-growing experiences is my sensitivity to the business models/economics/valuation parameters that are key to creating shareholder value. If ARI creates "sticky" subscription-based incremental revenue streams that display scalable economics on the contribution margin line, the valuation multiple for that revenue will be many times (2-8x) greater than bland un-scalable services. Obviously we want to be on a path to the good stuff versus the bland stuff.

Having just come off of a project, I have approximately fifty hours per month that I can allocate to help determine the scope, economics, personnel needs, risks, etc., of this specific Galactica technology-enabled business service.

As we discussed last Thursday with Jeff, the immediate needs are:

1.

understanding the sources and costs of gathering/procuring customer/prospect data and the process flow as relates to ARI, the dealer customer and any 3rd parties that ARI needs to partner with, such as database marketing and BMS vendors.

Ascent Partners, Inc.

www.ascentpartnersinc.com

10936 N Port Washington Rd., Mequon, WI  53092

Telephone (262) 241-9246 Fax (262) 241-9256

Email: info@ascentpartnersinc.com

Ascent Partners, Inc.

2 of 2

2.

ensuring that ARI's current "alpha" customers for this service are having a positive experience that they will wish to continue at a fair price (given measurable benefits) and provide positive testimonials that ARI can promote.

3.

that ARI puts in place a process and/or technology that measures traffic/sales generated by ARI's marketing services so ARI receives credit and can measure the payback that customers of this service are receiving. This obviously gives rise to pricing and tactical marketing considerations, which ARI has to have a feel for as this value proposition is more broadly marketed.

Resulting from this work will be a good sense for the economics/scalability of this business service and a business plan/model. The plan will include budgets for marketing, sales, customer support, infrastructure and capex. Given that aspects of this value proposition are outside of current ARI skill sets, it will also include a high-level description of the kind of personnel needed and their cost to create this new delivery group.

To achieve this, effectively I envision myself as marketing/financial strategist/planner for this Galactica offering. As such I'll need ready access to you, Dave, Jeff, John, Campion, Tim and others including current/prospective customers and potential vendors/domain-specific advisors. To achieve this and per my conversation with Jeff, I propose working approx 1.5days/week at ARI.

I propose a rate of $300/hour and that this project run for at least three months. At that time we can revisit the results and direction. There will be an additional cost for modeling work, which will run approximately $5,000 and will be paid directly to my long-time modeler, the best I have worked with. Pre-approved out-of-pocket expenses would be covered by ARI and there would be a $2,000 expense advance at launch.

Based on what we have learned from ADP and Reynolds/Reynolds as relates to their dealer business services, combined with our early positive customer feedback, I believe that ARI is onto something material with Galactica and that once finely-tuned and well executed it can be a significant source of recurring (subscription) revenue and operating income at scale adding up to new market cap.

Ted

/s/ Ted C. Feierstein

Ted C. Feierstein

Partner

Ascent Partners, Inc.

Ascent Partners, Inc.

www.ascentpartnersinc.com

10936 N Port Washington Rd., Mequon, WI  53092

Telephone (262) 241-9246 Fax (262) 241-9256

Email: info@ascentpartnersinc.com